Exhibit No. (10)b
                           KIMBERLY-CLARK CORPORATION
                            EXECUTIVE SEVERANCE PLAN
                                       As
                              Amended and Restated
                             As of November 12, 2002


              1. Preamble and Statement of Purpose. The purpose of this Plan is to assure the Corporation that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Corporation notwithstanding the possibility, threat or occurrence of a change of control of the Corporation.

         In the event the Corporation receives any proposal from a third person concerning a possible business combination with the Corporation, or acquisition of the Corporation's equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Board of Directors of the Corporation (the "Board") believes it imperative that the Corporation and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility.

         Should the Corporation receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Corporation and its stockholders, and to take such other actions as the Board might determine to be appropriate.

              2. Definitions. As used in this Plan, the following terms shall have the following respective meanings:

                     (a) Agreements: Executive Severance Agreements in substantially the forms approved by the Board and attached hereto as Exhibit A (for Tier I Participants) or Exhibit B (for Tier
              II Participants).

                     (b) Annual Bonus Amount: For any Participant, the Target-level award payable to the Participant for the year in which the Relevant Date occurred (or, if not then established, for the preceding year) or, if

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              higher, for any subsequent year that
              begins before the Qualified Termination of Employment, under the Kimberly-Clark Corporation Executive Officer Achievement Award Program or the Kimberly-Clark Corporation Management Achievement Award Program, as applicable, or any successor or additional plan.

                     (c) Cause: The term "Cause" shall mean any of the following:

                     (i)    the commission by the Participant of a felony;

                     (ii) the Participant's dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation;

                            or

                     (iii) the refusal or failure by the Participant to
                           act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation.

                     (d) Change of Control: A "Change of Control" shall be deemed to have taken place upon the first of the following to occur: (i) a third person, including a "group" as defined in
              Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

                     (e)   Code:  The Internal Revenue Code of 1986, as amended.

                     (f)   Committee: The Compensation Committee of the Board.

                     (g) Corporation: Kimberly-Clark Corporation and any successor thereto that assumes this Plan and the Agreements pursuant to Section 13 below.

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                     (h)   Eligible Executive: Those key executives of the
              Corporation and its Subsidiaries who are from time to time designated by the Board as, or who pursuant to criteria established by the Board or the Committee are, eligible to receive an Agreement.

                     (i) Equity Plans: The Kimberly-Clark Corporation 2001 Equity Participation Plan, the Kimberly-Clark Corporation 1999 Restricted Stock Plan, the Kimberly-Clark Corporation 1992 Equity Participation Plan, and any successor or additional plans under which a Participant receives stock options, restricted stock or other equity-based compensation.

                   (j) Excise Tax: The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                   (k) Fair Market Value: With respect to any publicly traded equity security, the reported closing price of such security on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or, if no such sale shall have been made on that day, on the last preceding day on which there was such a sale; and with respect to any other property, the fair market value thereof as determined by the Committee in good faith.

                   (l) Good Reason: Termination by the Participant for "Good Reason" shall mean the Participant's termination of his or her employment after the occurrence (without the Participant's express written consent) of any one of the following acts by the Corporation, or failures by the Corporation to act (subject to the Corporation's ability to correct as set forth below):

                   (i) the assignment to the Participant of any duties inconsistent with the Participant's status as a key executive officer of the Corporation or a substantial adverse alteration in the nature or status of the Participant's responsibilities and position from those in effect immediately prior to the Change of Control, other than such alteration primarily attributable

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                           to the fact that the Corporation is no longer a
                           public company;

                   (ii)    a reduction by the Corporation of the
                           Participant's annual base salary by five percent or more as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all key executives of the Corporation;

                   (iii) the Corporation's requiring the Participant to be based at a location other than: (A) the location of the Participant's office as of the date of the Change of Control or another location within 50 miles from that location; (B) the location of the headquarters of the Corporation; or (C) the location of the headquarters of one of its centers of operation; provided, that required travel on the Corporation's business to an extent substantially consistent with the Participant's business travel obligations as of the date of the Change of Control shall not be considered Good Reason;

                   (iv) the failure of the Corporation to pay as soon as administratively feasible, after notice from the Participant, any portion of the Participant's current compensation;

                   (v) the failure of the Corporation to continue in effect any compensation plan in which the Participant participates immediately prior to the Change of Control which is material to the Participant's total compensation, including but not limited to the Corporation's stock option, incentive compensation, and bonus plans, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (which is embodied in an ongoing substitute or alternative plan but which n eed not provide the Participant with equity-based incentives) has been made with respect to such plan, or the failure by the Corporation to continue the Participant's participation therein (or in such

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                           substitute or alternative plan) on a basis not
                           materially less favorable than the benefits provided to other participants;

                   (vi) the failure by the Corporation to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Corporation's pension, life insurance, medical, health and accident, or disability plans in which the Participant was participating at the time of the Change of Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change of Control, or the failure by the Corporation to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change of Control.

                     The  Participant's  right to terminate  the  Participant's employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. However, in order to terminate employment for Good Reason, (1) the Participant must give the Corporation a notice setting forth the circumstances of the act or failure to act alleged to constitute Good Reason within 30 days after the Participant first has actual notice of such act or failure, and stating that the Participant has determined that such act or failure
              constitutes  "Good  Reason"  hereunder,   (2)  the Corporation
              must fail to correct such act or failure within 30 days after it receives such notice from the Participant, and (3) the Participant must actually terminate his or her employment during the period of 30 days beginning 30 days after the Corporation receives such notice.

                   (m) Multiplier: For a Tier I Participant, three; and for a Tier II Participant, two.

                   (n) Net After Tax Receipt: The Value of a Payment, net of all taxes imposed on a Tier II Participant with respect thereto under Sections

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              1 and 4999 of the Code, determined by applying
              the highest marginal rate under Section 1 of the Code which applied to the Tier II Participant's taxable income for the immediately preceding taxable year.

                   (o) Parachute Value: With respect to a Payment, the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                   (p) Participant: An Eligible Executive who is a party to an Agreement which has not been terminated in accordance with the terms of this Plan.

                   (q) Payment: Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

                   (r) Qualified Termination of Employment: The termination of a Participant's employment with the Corporation and/or its Subsidiaries either (i) within the two(2) year period following a Change of Control of the Corporation (A) by the Corporation without Cause, (B) by the Participant with Good Reason or (C) in the case of a Tier I Participant only, by the Participant for any reason during the period of 30 days beginning on the first anniversary of the date of the Change of Control, or (ii) by the Corporation without Cause before a Change of Control, if a Change of Control occurs within one year after such termination and it is reasonably demonstrated by the Participant that such termination of employment was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control. A transfer of employment for administrative purposes among the Corporation and its Subsidiaries shall not be deemed a Qualified Termination of Employment, but if such a transfer results in the occurrence of Good Reason, the affected Participant shall

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              have the right to terminate employment for Good Reason and such termination shall be a Qualified Termination of Employment.

                   (s) Reduced Amount: With respect to a Participant, the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

                   (t) Relevant Date: In the case of a Qualified Termination of Employment as described in clause (ii) of the definition of "Qualified Termination of Employment," the date of such Qualified Termination of Employment and, in all other cases, the date of the Change of Control.

                   (u) Separation Payment: With respect to a Participant, a Payment paid or payable to the Participant pursuant to this Plan or an Agreement (disregarding Section 9 of this Plan).

                   (v) Severance Period: For a Tier I Participant, the period of three years beginning on the date of the Qualified Termination of Employment; and for a Tier II Participant, the period of two years beginning on the date of the Qualified Termination of Employment.

                   (w) Subsidiary: Any domestic or foreign corporation at least twenty percent (20%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or by other Subsidiaries.

                   (x) Tier I Participant: A Participant whose Agreement indicates that he or she is a Tier I Participant.

                   (y) Tier II Participant: A Participant whose Agreement indicates that he or she is a Tier II Participant.

                   (z) Value: With respect to a Payment, the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

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              3.     Participation; Agreements. Eligible Executives shall be
proffered an Agreement and upon execution and delivery thereof by the Eligible Executive evidencing such Eligible Executive's agreement not to voluntarily leave the employ of the Corporation and its Subsidiaries and to continue to render services during the pendency of any threatened Change of Control of the Corporation, such Eligible Executive shall become a Participant. Each Agreement shall indicate whether the Participant to whom it is proffered will be a Tier I Participant or a Tier II Participant. A Participant shall cease to be a Participant in the Plan upon the termination of the Participant's Agreement in accordance with its terms.

              4. Termination of Employment of Participants. Nothing in this Plan shall be deemed to entitle a Participant to continued employment with the Corporation and its Subsidiaries and the rights of the Corporation to terminate the employment of a Participant shall continue as fully as though this Plan were not in effect, provided that any Qualified Termination of Employment shall entitle the Participant to the benefits herein provided. In addition, nothing in this Plan shall be deemed to entitle a Participant under this Plan to any rights, or to payments under this Plan, with respect to any plan in which the Participant was not a participant prior to a Qualified Termination of Employment.

              5. Payments Upon Qualified Termination of Employment. In the event of a Qualified Termination of Employment of a Participant, a lump sum cash payment or payments shall be made to such Participant as compensation for services rendered, in an amount or amounts (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of the amounts specified in subsections (a) through (i) below, such payments to be made within 10 days following the last day of employment of the Participant with the Corporation except to the extent not yet calculable, in which case such portions shall be paid as soon as practicable following the ability to calculate the amount:

                           (a) Salary Plus Incentive Compensation. A lump sum
                  amount equal to the Multiplier times the sum of (a) the Participant's annual base salary at the rate in effect immediately prior to the Relevant Date or, if higher, immediately before the Qualified Termination of Employment and
                  (b) the Annual Bonus Amount;

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                           (b) Equity Participation Plan - Participation Shares.
                  A lump sum amount equal to the payment to which the Participant would have been entitled had all Participation Shares awarded to the Participant under any Equity Plan that were outstanding on the Relevant Date and which had not matured as of the date of termination of employment and which will not mature as a result of the termination of employment, matured, such payment to be determined as though such award had matured and its book value at maturity been determined on the last day of the calendar quarter preceding the date of termination of the Participant's employment;

                           (c) Equity Participation Plan - Option Shares (i)
                  Except with respect to incentive stock options outstanding at the effective date of the Participant's Agreement for which the Option Price is lower than the Fair Market Value of the Stock at such date, all stock options that were granted to the Participant under any of the Equity Plans, including but not limited to any substitute plans adopted prior to the Relevant Date (or any successor or additional plan), that were outstanding both on the Relevant Date and immediately before the Qualified Termination of Employment, shall vest and become exercisable and the Qualified Termination of Employment of the Participant shall be deemed a retirement for purposes of exercising the stock options under the terms of the Equity Plans, and (ii) notwithstanding the foregoing, with respect to Incentive Stock Options that were outstanding at the effective date of the Participant's Agreement for which the Option Price is lower than the Fair Market Value of the Stock at such date, and which were forfeited upon the termination of the Participant's employment, a lump sum amount equal to the excess of (I) the aggregate Fair Market Value on the date of termination of the shares of common stock of the Corporation or other equity security then subject to such Incentive Stock Options over (II) the aggregate option price for such shares or other equity security;

                           (d) Restricted Stock. With respect to restricted
                  stock granted to the Participant under any of the Equity Plans that were outstanding but not vested on the Relevant Date and which are forfeited as a result of the termination of the Participant's employment, a lump sum amount equal to

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                  the Fair Market Value of an equivalent number of shares of common stock of the Corporation (or such other equity security into which the restricted stock has been converted) on the date of termination of employment;

                           (e) Successor or Additional Stock Appreciation Right,
                  Incentive Compensation, and Bonus Plan. A lump sum amount equal to the payment to which the Participant would have been entitled had all amounts awarded or granted to the Participant, vested or matured, under any stock appreciation right, incentive compensation, and bonus plans, which are adopted after the effective date of the Participant's Agreement and in which the Participant participates immediately prior to the Relevant Date, including but not limited to any substitute plans adopted prior to the Relevant Date (or any successor or additional plan), which had not vested or matured as of the date of termination of employment and will not vest or mature as a result of the termination of the Participant's employment, such payment to be determined as though such award or grant had vested or matured on the date of termination of the Participant's employment;

                           (f) Incentive Investment Plan. A lump sum amount
                  equal to any benefits under the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan (or any successor or additional plan) that the Participant has accrued, but that are forfeited as a result of his or her termination of employment, based upon the value of the Participant's account as of the most recent valuation date before the date of the Qualified Termination of Employment;

                           (g) Retirement Contribution Plan. A lump sum amount
                  equal to (a) in the case of a Tier I Participant, the Participant's annual Retirement Contributions under the Kimberly-Clark Corporation Retirement Contribution Plan (or any successor or additional plans) and the Kimberly-Clark Corporation Retirement Contribution Excess Benefit Program (or any successor or additional plans) (collectively, the "Retirement Contribution Plan") to which the Participant would have been entitled if he had remained employed by the Corporation for the Severance Period at the rate of annual compensation specified in Section 5(i) above except that the Annual Bonus Amount shall be treated as earned for the year in which termination occurred and the balance of the Severance Period and no award actually earned in, and paid for, the year in which termination occurred shall be considered, plus (b) for all Participants, the excess of (I) the benefits under the Retirement Contribution Plan to which the Participant would be entitled if the Participant were fully vested in all of his or her benefits under the Retirement Contribution Plan at the date of termination of employment, over (II) the value of the benefits to which the Participant is actually entitled at the date of termination of employment, based upon the value of the Participant's account as of the most recent valuation date before the date of the Qualified Termination of Employment;

                           (h) Salaried Retirement Plan. In the case of a Tier I
                  Participant, a lump sum retirement benefit, in addition to any benefits received under the Supplemental Benefit Plan to the Kimberly-Clark Corporation Salaried Employees' Retirement Plan (or any successor or additional plans) and the Second Supplemental Benefit Plan to the Kimberly-Clark Corporation Salaried Employees' Retirement Plan (or any successor or additional plans) (collectively, the "Supplemental Plan") and the Kimberly-Clark Corporation Salaried Employees' Retirement Plan (or any successor or additional plans) (the "Salaried Retirement Plan"), such benefit to be equal to the actuarial present value of a straight life annuity without level income option and in an amount equal to the excess of (a) the benefits under the Salaried Retirement Plan and the Supplemental Plan to which the Participant would have been entitled in the form of a straight life annuity without level income option if such Participant had remained employed by the Corporation for the Severance Period, at the rate of annual compensation specified in Section 5(i) above except that the Annual Bonus Amount shall be treated as earned for the year in which termination occurred and the balance of the Severance Period and no award actually earned in, and paid for, the year in which termination occurred shall be considered, over (b) the benefits to which the Participant would actually have been entitled under the Salaried Retirement Plan and the Supple-

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                  mental Plan, had such benefit been paid in the form of a
                  straight life annuity without level income option; and

                           (i) Medical and Dental Benefits. A lump sum amount
                  equal to (a) the amount of the monthly premiums that the Participant would be required to pay, if he or she elected "COBRA" continuation coverage under the medical and dental plans of the Corporation in which the Participant was participating immediately before the Qualified Termination of Employment, based upon the premium rates in effect as of the date of the Qualified Termination of Employment, times (b) for a Tier I Participant, 36, and for a Tier II Participant, 24.

              6. Other Terms and Conditions. The Agreement to be entered into pursuant to this Plan shall contain such other terms, provisions and conditions not inconsistent with this Plan as shall be determined by the Board. Where appearing in this Plan or the Agreement, the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise.

              7. Non-Assignability. Each Participant's rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution.

              8. Unfunded Plan. The Plan shall be unfunded. Neither the Corporation nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Corporation nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Corporation to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Corporation.

              9. Certain Reduction of Payments by the Corporation to Tier II Participants.

                     (a) Anything in this Agreement to the contrary notwithstanding, in the event Deloitte & Touche LLP or such other certified public accounting firm designated by the Corporation (the "Accounting Firm") shall determine that receipt of all Payments would subject a Participant, other than a Participant entitled to a Gross-Up Payment under Section 10 be-

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              low, to tax under Section 4999 of the Code, it shall determine whether some amount of Separation Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Separation Payments shall be reduced to such Reduced Amount. All fees payable to the Accounting Firm with respect to this Section 9 shall be paid solely by the Corporation.

                     (b) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Corporation in writing of his or her election within ten days of his receipt of notice. If no such election is made by the Participant within such ten-day period, the Corporation may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Corporation and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Corporation shall pay to or distribute for the benefit of the Tier II Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

                     (c) While it is the intention of the Corporation to reduce the amounts payable or distributable to a Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Corporation to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Participant which the Accounting Firm believes has a high probability of success, any such benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Corporation if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

              10. Certain Additional Payments by the Corporation to Tier I Participants.

                     (a) Anything in this Plan or any Agreement to the contrary notwithstanding and except as set forth in the next sentence, in the event that it shall be determined that any Payment to a Tier I Participant would be subject to the Excise Tax, then the Tier I Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Tier I Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Tier I Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
              Section 10(a), if it shall be determined that the Tier I Participant would (absent this sentence) be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Tier I Participant and the provisions of Section 9 of this Plan shall apply to that Tier I Participant. The Corporation's obligation to make Gross-Up Payments under this
              Section 10 shall not be conditioned upon the Tier I Participant's termination of employment.

                     (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Tier I Participant within 15 business days of the receipt of notice from the Tier I Participant that there has been a Payment or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Corporation to or for the benefit of the applicable Tier I Participant within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Tier I Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to
              Section 10(c) and the Tier I Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the

              Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Tier I Participant.

                     (c) Each Tier I Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Tier I Participant is informed in writing of such claim. The Tier I Participant shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Tier I Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Tier I Participant gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Tier I Participant in writing prior to the expiration of such period that the Corporation desires to contest such claim, the Tier I Participant shall:

                              (1) give the Corporation any information
                                  reasonably requested by the Corporation
                                  relating to such claim,

                              (2) take such action in connection with
                                  contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                              (3) cooperate with the Corporation in good faith
                                  in order effectively to contest such claim, and

                              (4) permit the Corporation to participate in any
                                  proceedings relating to such claim;

              provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Tier I

              Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Corporation shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Tier I Participant and direct the Tier I Participant to sue for a refund or contest the claim in any permissible manner, and the Tier I Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that, if the Corporation directs the Tier I Participant to pay such claim and directs the Tier I Participant to sue for a refund, the Corporation shall indemnify and hold the Tier I Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Tier I Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Tier I Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                     (d) If, after the receipt by a Tier I Participant of a Gross-Up Payment or payment by the Corporation of an amount on the Tier I Participant's behalf pursuant to Section 10(c), the Tier I Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Tier I Participant shall (subject to the Corporation's complying with the require-ments of Section 10(c), if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Corporation of an amount on the Tier I Participant's behalf pursuant to Section 10(c), a determination is made that the Tier I Participant shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Tier I Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                     (e) Notwithstanding any other provision of this Plan, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of a Tier I Participant, all or any portion of any Gross-Up Payment, and by signing an Agreement, the Tier I Participant shall consent to such withholding.

              11. No Duty to Mitigate. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

              12. Termination and Amendment of this Plan. The Board shall have power at any time, in its discretion, to amend, abandon or terminate this Plan, in whole or in part; except that no amendment, abandonment or termination shall impair or abridge the obligations of the Corporation under any Agreements previously entered into pursuant to this Plan except as expressly permitted by the terms of such Agreements.

              13.    Successors. The Corporation shall require any successor
(whether  direct  or  indirect,  by  purchase,  merger,   consolidation  or
otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Plan and the Agreements in the same manner and to the same extent that the Corporation would be required to perform them if no such succession had taken place.

              14. Effective Date. This amended and restated Plan shall become effective on November 12, 2002.